eye tech vision day june 22, 2005

Christopher Smith Executive Director, Public Relations & Corporate Communications Vision Day June 22, 2005

Eyetech Vision Day Macugen Overview Expanding the Macugen Franchise Eyetech Pharmaceuticals Pipeline and Target Discovery

This presentation contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our business strategy, objectives, and expectations, and our future operating results. All statements, other than statements of historical facts are forward-looking statements. All forward-looking statements speak only as of the date of this presentation. Although we believe our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this presentation are reasonable, we may be unable to achieve these plans, intentions or expectations. We have disclosed important factors that could cause or actual results to differ materially from our expectations under "Risk Factors" in our documents filed with the SEC from time to time. Information regarding market and industry statistics contained in this presentation is based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Except as required by law, we assume no obligation to update these forward-looking statements publicly, even if new information becomes available in the future. Safe Harbor

David R. Guyer M.D. Chief Executive Officer Vision Day June 22, 2005

Recent Developments in the AMD Marketplace

Waiting for All the Facts

Worldwide Ophthalmic Market Potential 2000 2005 2010 1.9 2.9 5.7 2.8 5.8 4 Total = $1.9B Total = $5.7B Total = $15.5B Diabetic Retinopathy, Macular Edema Macular Degeneration Glaucoma Source: S.G. Cowen/Braun and other industry sources Eyetech strategy is to develop and commercialize treatment for back of eye diseases

A Strong Partnership Pfizer reiterates that it remains fully committed to the Eyetech and Macugen collaboration, which brings this valuable treatment for such a devastating disease to patients and their treating physicians. Pfizer Company Statement June 16, 2005

Our Next Product E10030 (anti-PDGF aptamer) Phase I study mid-2006

AMD AMD AMD Macugen Target ICAM Signal +PDT for AMD Diabetic Retinopathy Glaucoma Scarring Retinal Vein Occlusion Oncology Drug Delivery Pre-Clinical Development Phase I Phase II Phase III/IIIb/IV Commercialized Lead Optimization Exploratory Diabetic Macular Edema Target TGF-^ E10030 (Anti- PDGF) Proliferative Vitreoretinopathy AMD Scarring AMD Diabetic Retinopathy Glaucoma Eyetech Pipeline PVR

Our Commitment

A Patient's Perspective Charlotte Warner Three years on Macugen Treated by Dr. Larry Singerman, Cleveland, Ohio